Exhibit 10.23

PRIVATE AND CONFIDENTIAL

April 6, 2023

Via email
Mark Doerr

Re: Change in Base Salary
Dear Mark,
Based on MedAvail’s reduction in revenue, EBITDA and workforce size for the Technology Only business, your annual base salary will be reduced from $450,000 to $400,000 at your request. This reduction in salary will go into effect on April 14, 2023 through February 1, 2024, at which time your compensation will be reevaluated based on the Company’s 2023 performance. If the Board of Directors, or the Compensation Committee, determines that the Company has achieved its 2023 performance goals, your current salary of
$450,000 will be reinstated.
In all other respects your offer letter dated January 1, 2022 remains unmodified. Regards,
MedAvail Technologies (US) Inc.

/s/ Glen Stettin
Glen Stettin
Chairman of the MedAvail Compensation Committee – on behalf of the Board Acknowledged and Accepted
/s/ Mark Doerr
Mark Doerr CEO